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                                                                     EXHIBIT 5.2

   [LETTERHEAD OF KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P. APPEARS HERE]



                                June 17, 1999



Bank of America Mortgage Securities, Inc.
345 Montgomery Street
Lower Level #2
Unit #8152
San Francisco, California 94104

Ladies and Gentlemen:

     We have acted as special counsel to Bank of America Mortgage Securities, Inc. a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on June 17, 1999, pursuant to the Securities Act of 1933, as amended (the "Act"). The Registration Statement covers Mortgage Pass
-Through Certificates ("Certificates") to be sold by the Company in one or more series (each, a "Series") of Certificates. Each Series of Certificates will be issued under a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Company, a trustee to be identified in the Prospectus Supplement for such Series of Certificates (a "Trustee"), and a servicer (a "Servicer") or a master servicer (a "Master Servicer") to be identified in the Prospectus Supplement for such Series of Certificates. A form of Pooling and Servicing Agreement is included as an exhibit to the Registration Statement.

     In rendering the opinion set forth below, we have examined and relied upon the following: (i) the Registration Statement, the Prospectus and the form of Prospectus Supplement constituting a part thereof, each in the form filed with the Commission, (ii) the form of the Pooling and Servicing Agreement in the form filed with the Commission and (iii) such other documents, records
 and
instruments as we have deemed necessary for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that:

1. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and a Servicer or Master Servicer, such Pooling and Servicing Agreement will constitute a valid and legally binding agreement of the Company, enforceable against the company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting the
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Bank of America Mortgage Securities, Inc.
June 17, 1999
Page 2


     enforcement of rights of creditors generally and to general principles of equity and the discretion of the court (regardless of whether enforceability is considered in a proceeding in equity or at law); and

2. When a Pooling and Servicing Agreement for a Series of Certificates has been duly and validly authorized, executed and delivered by the Company, a Trustee and a Servicer or Master Servicer, and the Certificates of such Series have been duly executed, authenticated, delivered and sold as contemplated in the Registration Statement, such Certificates will be legally and validly issued, fully-paid and nonassessable, and the holders of such Cer tificates will be entitled to the benefits of such Pooling and Servicing Agreement.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are in the category of persons whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                               Very truly yours,

                               /s/ Kennedy Covington Lobdell & Hickman, L.L.P.